Exhibit 99.1

Investors:	Corporate Communications:
Derrick Nueman	Alexa Rudin
Ask Jeeves, Inc.	Ask Jeeves, Inc.
Ph: (510) 985-7485	Ph: (212) 807-9741 x129
dnueman@askjeeves.com	alexa@askjeeves.com

Ask Jeeves Reports First Quarter 2003 Results

-Ask Jeeves Posts First Quarter Revenues of $25.2 million, a 57% Year-Over-Year Increase-

-First Quarter Pro Forma Income of $0.07 per share-

-First Quarter GAAP Income of $0.16 per share-

Emeryville, CA — April 22, 2003 — Ask Jeeves, Inc. (“the Company”) (Nasdaq: ASKJ) today reported results for the first quarter ended March 31, 2003.

Revenues for the first quarter ended March 31, 2003 were $25.2 million. The first quarter results represent 57 percent growth over revenues of $16.1 million for the comparable year-ago quarter.

Pro forma net income for the quarter was $3.2 million, or $0.07 per share, exceeding the Company’s first quarter guidance for a pro forma net income of $2.0 million, or $0.04 per share. For the comparable year-ago quarter, the pro forma net loss was $8.7 million, or $0.22 per share. The Company’s pro forma results for the quarter exclude restructuring costs, amortization of goodwill and other assets, stock-based compensation, impairment of long-lived assets, gain on acquisition of joint venture and deal costs. These pro forma results should be evaluated in light of the Company’s financial results prepared in accordance with generally accepted accounting principles (“GAAP”). A table reconciling the pro forma net income to GAAP net income (loss) is included in the condensed consolidated financial statements in this release. Under GAAP, the net income for the first quarter of 2003 was $7.7 million, or $0.16 per share. This compares to a net loss on a GAAP basis of $10.4 million, or $0.26 per share, for the comparable year-ago quarter. The GAAP results in the first quarter of 2003 included a one-time gain of $6.1 million from the acquisition of Ask Jeeves UK recognized this quarter due to expiration of certain contingencies in the purchase agreement.

“Search has become the front door to the Internet. Equally important, the advertising that has been developed to complement search has proven to be highly effective. We believe this creates a market that is in its infancy and has the potential to grow well beyond current industry projections of $7 billion in five years,” said Skip Battle, CEO of Ask Jeeves, Inc.

“This quarter we executed well. Our performance was driven by growth in users, frequency and the percent of traffic we monetized. With the important upgrade to Ask.com that we introduced this week, we’re well positioned to continue this trend. The site is now cleaner, 50 percent faster and includes new Smart Search features that bring an intuitive approach to search that is unlike anything else in the market.”

For the first quarter of 2003, the Company’s Web Properties division revenues grew to $21.6 million, up from $10.8 million for the comparable year-ago quarter. The increase in Web Properties revenue is primarily due to strong performance of paid listings, increased sales of the Company’s branded response advertising product and record revenues from Ask Jeeves UK.

Jeeves Solutions revenues were $3.6 million for the first quarter of 2003, compared to $5.3 million in the comparable year-ago quarter.

Unrestricted cash, cash equivalents and marketable securities totaled $39.1 million on March 31, 2003.

Business Outlook
The following business outlook contains forward-looking statements describing management’s current expectations for the future. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed in the cautionary note below. As a result of these uncertainties, the Company’s actual results in the future may differ materially from management’s expectations. The guidance provided in this press release is based on limited information available to the Company at this time, which is subject to change. In addition, the guidance is on a pro forma basis consistent with the pro forma results included in this release. Although management’s expectations may change after April 22, 2003, the Company undertakes no obligation to revise or update these statements.

Commenting on the Company’s business outlook, CFO Steve Sordello said, “This past quarter we executed very well, with increases in both page views and revenue per thousand page views compared with the year-ago quarter. This led to a year-over-year increase of 57 percent in revenues. We anticipate that both of these key metrics will continue to trend higher on a year-over-year basis.”

Second Quarter 2003 Business Outlook
The Company expects second quarter 2003 revenue to be approximately $24.5 million. Revenues should decline slightly compared to the first quarter due to seasonal factors. The revenue mix for its business units is expected to be approximately 88 percent for Web Properties and 12 percent for Jeeves Solutions.

The Company expects to report pro forma net income for the second quarter of 2003 of approximately $2.5 million, or approximately $0.05 per share. The Company is unable to provide guidance on a GAAP basis because information relating to possible one-time events is currently not accessible on a forward-looking basis and its probable significance is therefore not determinable. The Company’s GAAP net income per share is typically $0.01 per share per quarter less than pro forma net income per share due to non-cash amortization of intangibles associated with prior acquisitions and excluding one-time events. The Company expects diluted weighted average shares outstanding for the second quarter to be approximately 50 million shares.

Full Year 2003 Business Outlook
Ask Jeeves is raising its earnings guidance for 2003. The Company now anticipates pro forma net income of approximately $0.25 per share and revenues of approximately $102 million for 2003. Ask Jeeves had previously expected pro forma net income of $0.20 per share and revenues of $100 million.

Conference Call Scheduled for April 22
Ask Jeeves will hold a conference call to discuss its first quarter results and its business outlook for the second quarter and 2003 at 6:00 p.m. EDT on April 22, 2003. Investors can listen to the conference call on the Internet at www.ask.com/investor. To listen to the live call, go to the Web site at least fifteen minutes prior to the start time to download and install the necessary audio software. For those unable to listen to the live broadcast, a replay will be available beginning one hour after the conclusion of the call for a period of one year at www.ask.com/investor. The financial and statistical information that will be discussed during the conference call will be posted on the Company’s Web site at www.ask.com/investor and under the tab “Earnings” on that site.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements. All statements regarding the future are forward-looking statements, including those statements regarding continued growth of the search market, the Company’s potential for sustainable and profitable growth, expectations regarding page views and revenue per thousand page views, and all expectations regarding pro forma and GAAP net profits, revenue growth and pro forma and GAAP net income per share in the second quarter 2003 and/or for the year 2003. The matters discussed in those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: dependence on the Internet; risk associated with rapid technological change; slower spending environment for advertising sales; dependence on third parties for content, distribution or advertising delivery; lack of market acceptance of products; introduction of new products by competitors; failure to meet targets for JeevesOne product pricing and product reception in the market; declines in the average selling price of the Company’s products; and adverse economic conditions in any of the major countries or markets in which the Company does business. As a relatively short announcement, this press release cannot present a full discussion of such risks. Further information on risk factors that could affect the Company’s financial results is included in its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company encourages investors to read all of the disclosure in its SEC filings for a broader discussion of important factors that may be material to investors and may affect the Company’s business, financial condition and results of operations.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a provider of Web-wide search technologies. These technologies are offered through two business units: Web Properties and Jeeves Solutions(r). Ask Jeeves Web Properties provides consumers with authoritative and fast ways to find relevant information to their everyday searches. Web Properties deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves Web Properties syndicates its monetized search technology and advertising units to a network of affiliate partners. Jeeves Solutions is a provider of enterprise search software that delivers essential customer intelligence to approximately forty corporate customers including British Telecom, Ford, Nestle, Nike and Visa, as well as government users including the State of Washington. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London. For more information, visit www.AskJeevesInc.com or call 510-985-7400.

NOTE: Ask Jeeves, ask.com, Jeeves Solutions, JeevesOne, Teoma and Ask Jeeves for Kids are trademarks or registered trademarks of Ask Jeeves, Inc.

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ASK JEEVES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	(unaudited)
	March 31, 2003		March 31, 2002

Revenues:
Web Properties	$21,584	85.8%	$10,804	67.2%
Jeeves Solutions (1)	3,578	14.2%	5,273	32.8%

Total revenues	25,162	100.0%	16,077	100.0%

Cost of revenues:
Web Properties	4,681	21.7%	3,306	30.6%
Jeeves Solutions	1,025	28.6%	1,878	35.6%

Total pro forma cost of revenues	5,706	22.7%	5,184	32.2%

Gross profit	19,456	77.3%	10,893	67.8%

Operating expenses:
Product development	4,295	17.1%	5,768	35.9%
Sales and marketing	8,169	32.5%	10,015	62.3%
General and administrative	3,627	14.4%	4,126	25.7%

Total pro forma operating expenses	16,091	64.0%	19,909	123.9%

Pro forma operating income (loss)	3,365	13.3%	(9,016)	-56.1%
Interest and other income, net	187	0.7%	313	1.9%

Pro forma net income (loss) before income tax provision	3,552	14.0%	(8,703)	-54.2%
Income tax provision	335	1.3%	—	0.0%

Pro forma net income (loss)	$3,217	12.7%	$(8,703)	-54.2%

Basic diluted pro forma net income (loss) per share	$0.08	n.m.	$(0.22)	n.m.

Weighted average shares outstanding used in computing basic pro forma net income (loss) per share	42,197,514	n.m.	39,517,426	n.m.

Diluted pro forma net income (loss) per share	$0.07	n.m.	$(0.22)	n.m.

Weighted average shares outstanding used in computing diluted pro forma net income (loss) per share	48,619,325	n.m.	39,517,426	n.m.

(1) Revenues from related parties	$1,131		$2,772

RECONCILIATION OF PRO FORMA NET INCOME (LOSS) TO GAAP NET INCOME (LOSS)

Pro forma net income (loss)	$3,217		$(8,703)
Restructuring costs	(466)		—
Amortization of goodwill and other assets	(529)		(563)
Stock-based compensation	(2)		(41)
Other income (expense)	(7)		125
Impairment of long-lived assets	—		(2,231)
Gain on acquisition of joint venture	6,124		974
Deal costs	(646)		—

Net income (loss)	$7,691		$(10,439)

ASK JEEVES, INC.
RECONCILIATION OF PRO FORMA NET INCOME (LOSS) TO PRO FORMA EBITDA AND GAAP NET INCOME (LOSS)

	Three Months Ended
	(unaudited)
	March 31, 2003		March 31, 2002
	Amount	Per Share	Amount	Per Share

Pro forma net income (loss)	$3,217	$0.07	$(8,703)	$(0.22)
Depreciation	2,023	0.04	2,418	0.06
Interest and other income, net	(187)	—	(313)	(0.01)
Income tax provision	335	0.01	—	—

Pro forma EBITDA	5,388	0.12	(6,598)	(0.17)
Adjustments:
Depreciation	(2,023)	(0.04)	(2,418)	(0.06)
Interest and other income, net	187	—	313	0.01
Income tax provision	(335)	(0.01)	—	—
Restructuring costs	(466)	(0.02)	—	—
Amortization of goodwill and other assets	(529)	(0.01)	(563)	(0.01)
Stock-based compensation	(2)	—	(41)	—
Other income (expense)	(7)	—	125	0.01
Impairment of long-lived assets	—	—	(2,231)	(0.06)
Gain on acquisition of joint venture	6,124	0.13	974	0.02
Deal costs	(646)	(0.01)	—	—

Net income (loss)	$7,691		$(10,439)

Weighted average shares outstanding used in computing diluted net income (loss) per share	48,619,325	$0.16	39,517,426	$(0.26)

Note: Pro forma EBITDA is defined as pro forma net loss excluding depreciation, interest and other income.

ASK JEEVES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2003	2002

Revenues:
Web Properties	$21,584	$10,804
Jeeves Solutions (1)	3,578	5,273

Total revenues	25,162	16,077

Cost of revenues:
Web Properties	5,038	3,696
Jeeves Solutions	1,190	2,043

Total cost of revenues	6,228	5,739

Gross profit	18,934	10,338

Operating expenses:
Product development	4,295	5,768
Sales and marketing	8,169	10,015
General and administrative	4,280	4,135
Stock-based compensation	2	41
Impairment of long-lived assets	—	2,231
Restructuring costs	466	—

Total operating expenses	17,212	22,190

Operating income (loss)	1,722	(11,852)
Gain on acquisition of joint venture	6,124	974
Interest and other income/expense, net	180	439

Net income (loss) before income tax provision	8,026	(10,439)
Income tax provision	335	—

Net income (loss)	$7,691	$(10,439)

Basic net income (loss) per share	$0.18	$(0.26)

Weighted average shares outstanding used in computing basic net income (loss) per share	42,197,514	39,517,426

Diluted net income (loss) per share	$0.16	$(0.26)

Weighted average shares outstanding used in computing diluted net income (loss) per share	48,619,325	39,517,426

(1) Revenues from related parties	$1,131	$2,772

ASK JEEVES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,848	$27,613
Marketable securities	7,289	5,762
Restricted cash and marketable securities	11,065	11,065

Total cash, cash equivalents and marketable securities (1)	50,202	44,440
Accounts receivable, net	9,436	9,554
Prepaid expenses and other current assets	2,679	2,634

Total current assets	62,317	56,628
Property and equipment, net	10,127	11,306
Intangible assets, net	2,419	2,948
Other long-term assets	1,275	1,294

Total assets	$76,138	$72,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$10,326	$8,487
Accrued compensation and related expenses	3,772	4,163
Accrued restructuring costs	2,060	1,907
Deferred revenue	9,242	10,790
Deferred gain on joint venture	—	6,226
Borrowings under line of credit	11,000	11,000

Total current liabilities	36,400	42,573
Other liabilities	326	326

Total liabilities	36,726	42,899
Commitments and contingencies
Stockholders’ equity	39,412	29,277

Total liabilities and stockholders’ equity	$76,138	$72,176

(1) Total cash, cash equivalents and marketable securities	$50,202	$44,440